Exhibit 99.1

Ecoark Holdings Announces New Corporate Strategy, Will Rebrand as Zest Technologies

Company to Focus Solely on Zest Opportunity and Explore Divesting All Non-Core Holdings

Rogers, Ark. and San Jose, Calif – September 26, 2017 – Ecoark Holdings, Inc. (“Ecoark”) (OTCQX: EARK) today announced that its Board of Directors has unanimously approved a new corporate strategy and management change. The company is transitioning from a diversified holding company into a company focused solely on its Zest Labs asset. Zest Labs provides a growing suite of freshness management solutions that substantially improve quality consistency and drive sustainability for a wide range of clients that are searching for a solution to the $161 Billion amount of food loss the U.S. experiences each year. The Company previously announced that it was exploring strategic opportunities related Zest Labs. As a result of this effort, the Board unanimously determined the best approach was for Ecoark to rebrand all aspects of its company to Zest – including renaming the Company “Zest Technologies,” and changing its stock ticker symbol from EARK to ZEST – in the coming months.

As a result of the new focus and related corporate strategy changes:

●	Ecoark Founder and Chairman Randy May has rejoined the company full-time and has been named CEO

●	Jay Puchir, current CEO of Ecoark, has been appointed CFO

●	Charles Rateliff, current CFO of Ecoark, will transition to a company advisor

●	Peter Mehring, CEO of Zest Labs, has been named President of Ecoark in anticipation of rebranding to Zest Technologies. Mehring will remain CEO of Zest Labs

●	The company will explore divesting all non-core holdings and will appropriate all proceeds toward working capital for Zest Technologies

“After extensive exploration of all strategic options related to Zest Labs, including a potential spin-off of the company, it became clear that the best way to ensure maximum shareholder value and capitalize on our main asset was to make it our sole focus,” stated Randy May. “By focusing solely on Zest and our mission of modernizing the fresh food supply chain through technology, everyone is 100 percent aligned and focused on driving revenue from retail grocers, their key suppliers and their distribution partners to ensure we maximize the huge market opportunity in front of us.”

Zest Labs enables retailers to significantly reduce fresh food spoilage by providing a growing suite of proprietary solutions and technologies that drive efficiency and sustainability through improved quality consistency. The company is poised to lead the agriculture and supply chain industries with cloud-based software solutions, helping farmers, distributors and grocers substantially reduce the 31 percent food waste problem currently burdening the post-harvest fresh food industry.

“Everyone we talked to through this process – from bankers and equity analysts to customers and potential suitors – affirmed our belief that the fresh food supply chain is ripe to be disrupted through digital transformation. The market opportunity is now,” stated Peter Mehring. “With these corporate strategy changes, and the financial vehicles we’re retaining from the former holding company model, we now have the resources and focus to help growers and retailers dramatically improve customer satisfaction by ensuring the freshness and quality of their produce, while also helping them realize substantial cost savings by reducing food waste.”

Zest Labs is modernizing the post-harvest fresh food processing and distribution industry by delivering six sigma process management in an approachable and scalable service. The company’s Zest Fresh™ solution is a breakthrough approach to quality management of post-harvest fresh food that substantially reduces food loss and waste by improving quality consistency. Zest Fresh addresses quality consistency shortcomings by combining cloud, mobile and cost-effective, item-level monitoring technology with real-time predictive and prescriptive analytics. With Zest Fresh, growers, distributors and retailers improve quality consistency, profitability and sustainability while reducing waste.

“I would also like to thank Charles Rateliff for his service and dedication to improving the financial framework of Ecoark prior to this pre-planned transition. Charles will continue to mentor myself and the rest of the executive team as an advisor to the company,“ stated Randy May.

About Ecoark Holdings, Inc. and Zest Labs
Founded in 2011, Ecoark currently has five subsidiaries: Zest Labs, 440Labs, Pioneer Products, Sable Polymer Solutions and Magnolia Solar. Zest Labs provides a growing suite of freshness management solutions that substantially improve quality consistency and drive sustainability for a wide range of clients. Zest Labs provides solutions to modernize the existing food distribution and delivery system by significantly increasing efficiency through continuous condition monitoring and real-time prescriptive analytics. To learn more about Zest Labs, please click here. To watch a video about Zest Fresh, please click here.

Forward Looking Statements

This release contains forward-looking statements, including, without limitation, statements concerning the business and possible or assumed future results of operations of Ecoark Holdings, Inc. and its subsidiaries; statements concerning the possible or assumed ability of Zest Labs to accelerate its growth, lead the industry, and broaden its opportunities; statements concerning the possible or assumed ability of Zest Labs to reduce fresh food spoilage and improve quality consistency, efficiency, profitability, and sustainability; and statements about the potential impacts of completing planned corporate strategy change initiatives and management changes. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including but not limited to: access to growth capital on favorable terms; adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products, or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance, or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

Contact
Investor Relations:	Public Relations:
John Mills	Keith Watson
ICR	fama PR
646-277-1254	617-986-5001
John.Mills@icrinc.com	zest@famapr.com

 2